EXHIBIT 4.3

DTE ENERGY COMPANY

LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED EFFECTIVE MAY 3, 2018

ARTICLE I

Purposes

1.01    General Purposes
The DTE Energy Company Long-Term Incentive Plan is intended to:

(a)    assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Subsidiaries and to associate their interests with those of the Company and its shareholders; and

(b)    permit the grant of Options qualifying as Incentive Stock Options and Options not so qualifying, the grant of Stock Awards, Performance Shares and Performance Units.

1.02    Use of Proceeds
The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE II

Definitions

2.01     Accounting Firm
Accounting Firm means the public accounting firm retained as the Company’s independent auditor as of the date immediately prior to the Change in Control, unless another firm is designated by the Committee.

2.02     Administrator
Administrator means:

(a)    the Board, with respect to awards made under this Plan to members of the Board who are not employees of the Company or a Subsidiary; and

(b)    the Committee or the Chief Executive Officer of the Company to the extent responsibilities are delegated to him by the Committee under Article III with respect to awards made under this Plan to all other persons.

2.03    Agreement
Agreement means a written agreement (including any amendment or supplement) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares, an award of Performance Units or an Option granted to the Participant.

2.04    Board
Board means the Board of Directors of the Company.

2.05    Capped Parachute Payments
Capped Parachute Payments means the largest amount of Parachute Payments that may be paid to a Participant without liability for any excise tax under Code Section 4999.

2.06    Change in Control
Change in Control means the occurrence of any of the following events:

(a)    The consummation of a transaction in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person (the “Surviving Entity”), and as a result of the transaction less than 55% of the combined voting power of the then-outstanding Voting Stock of the Surviving Entity immediately after the transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the transaction;

(b)    The consummation of a sale or transfer in which the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person (the “Acquiring Entity”), and as a result of the sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of the Acquiring Entity immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to the sale or transfer; or

(c)    The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.07    Code
Code means the Internal Revenue Code of 1986, as amended.

2.08    Committee
Committee means the Organization and Compensation Committee, or any other Board committee designated from time to time by the Board, provided that the Committee is composed solely of individuals who are “Non-Employee Directors,” as the term is used in Rule 16b-3 under the

Exchange Act, and “Outside Directors,” as the term is used in Code Section 162(m) and the related Treasury Regulations.

2.09    Common Stock
Common Stock means common stock of the Company.

2.10    Company
Company means DTE Energy Company, a Michigan corporation, or any successor corporation.

2.11    Control Change Date
Control Change Date means the date on which a Change in Control occurs. If a Change in Control results from a series of transactions, the Control Change Date is the date of the last transaction.

2.12    Exchange Act
Exchange Act means the Securities Exchange Act of 1934, as amended.

2.13    Fair Market Value
Fair Market Value means, on the specified date, the closing price of Common Stock on the New York Stock Exchange, as reported by a source selected by the Committee. If, on the specified date, no share of Common Stock is traded, then Fair Market Value is determined as of the next preceding day that Common Stock was traded.

2.14    Incentive Stock Option
Incentive Stock Option means an Option that satisfies the requirements of Code Section 422 and is intended by the Administrator to be an Incentive Stock Option.

2.15    Net After Tax Amount
Net After Tax Amount means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to a Participant with respect to the payments as in effect for the year for which the determination is made. The determination of the Net After Tax Amount is made using the highest combined marginal rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for which the determination is made.

2.16    Option
Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

2.17    Parachute Payment
Parachute Payment means a payment described in Code Section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code Section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment is determined under Code Section 280G and the related Treasury Regulations, or, in the absence of final regulations, the proposed Treasury Regulations under Code Section 280G.

2.18    Participant
Participant means an employee of the Company or a Subsidiary, and any member of the Board, whether or not the Board member is an employee of the Company or a Subsidiary, who satisfies the requirements of Article IV and is selected by the Administrator to receive an award of Performance Shares, a Stock Award, an Option, or an award of Performance Units, in any combination.

2.19    Performance Objectives
Performance Objectives means objectives stated with respect to:

(a)    shareholder value growth based on stock price and dividends;
(b)    customer price;
(c)    customer satisfaction;
(d)    growth based on increasing sales or profitability of one or more business units;
(e)    performance against the companies in the Dow Jones Electric Utility Industry Group index, the companies in the S&P 500 Electric Utility Industry index, a peer group, or similar benchmark selected by the Committee;
(f)    earnings per share growth;
(g)    employee satisfaction;
(h)    nuclear plant performance achievement;
(i)    return on equity;
(j)    economic value added;
(k)    cash flow;
(l)    earnings growth;
(m)    diversity;
(n)    safety;
(o)    production cost; or
(p)    any other performance measures selected by the Administrator.

Each Performance Objective may be stated with respect to the performance of the Company, a Subsidiary, or a division of the Company or a Subsidiary. Each Performance Objective is intended to be a “performance goal” as defined in the Treasury Regulations under Code Section 162(m).

2.20    Performance Shares
Performance Shares means an award stated with reference to a specified number of shares of Common Stock determined by the Administrator that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, or shares of Common Stock, or a combination of cash and shares.

2.21    Performance Units
Performance Units means an award of a specified number of units, determined by the Administrator, with a face amount of $1.00 per unit that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, shares of Common Stock, or a combination of cash and shares.

2.22    Plan
Plan means the DTE Energy Company Long-Term Incentive Plan.

2.23    Rule 16b-3
Rule 16b-3 means Rule 16b-3 under the Exchange Act.

2.24    Stock Awards
Stock Award means Common Stock awarded to a Participant under Article VII.

2.25    Subsidiary
Subsidiary means a corporation, partnership, joint venture, limited liability company, unincorporated association, or other entity in which the Company has a direct or indirect ownership or other equity interest.

2.26    Voting Stock
Voting Stock means securities entitled to vote generally in the election of directors.

ARTICLE III

Administration

3.01     Administrator; Terms of Awards
The Plan is administered by the Administrator. To the extent of its delegated authority, the Administrator has authority to grant Stock Awards, Performance Shares, Performance Units, and Options on terms that the Administrator considers appropriate and that are not inconsistent with the provisions of this Plan. The terms may include conditions in addition to the conditions in this Plan on the Participant’s ability to exercise all or any part of an Option or on the transferability or forfeitability of Stock Awards, or an award of Performance Shares or Performance Units. Any Agreement specifying the terms of a grant of a Stock Award, Performance Shares, Performance Units, or Options must provide that any Options not exercised, any Stock Awards not vested, or any Performance Shares or Performance Units not paid at the time the Participant violates any confidentiality, non-competition, or non-solicitation covenants imposed on the Participant under a separate agreement between the Participant and the Company or a Subsidiary (as determined under the terms of the separate agreement) are immediately forfeited. The Administrator may, in its discretion, supersede the terms of any Agreement and accelerate the time at which any Option may be exercised, Stock Awards may become transferable or non-forfeitable, or an award of Performance Shares or Performance Units may be settled, when determined by the Administrator to be equitably required. The Administrator may, in its discretion, suspend or waive the forfeiture of any award made under this Plan.

3.02    Authority of Administrator
The Administrator has complete authority to:

(a)    interpret all provisions of this Plan;

(b)    adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan;

(c)    correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent the Administrator deems desirable;

(d)    authorize any one of its number or any officer of the Company to execute and deliver documents on its behalf; and

(e)    make all other determinations necessary or advisable for the administration of this Plan.

The express grant in the Plan of any specific power to the Administrator does not limit any power or authority of the Administrator. Any decision made or action taken by the Administrator in connection with the administration of this Plan is final and conclusive. The Administrator, any member of the Board or Committee, or the Chief Executive Officer or the President of the Company is not liable for any act done in good faith with respect to this Plan or any Agreement, Option, or Stock Award, Performance Shares, or Performance Units. All expenses of administering this Plan are borne by the Company.

3.03    Delegation
The Committee, in its discretion, may delegate to the Chief Executive Officer or the President of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time. However, any revocation or amendment of a delegation does not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

Eligibility

4.01    General Eligibility
Except as limited by Section 4.02, any employee of the Company or a Subsidiary (including an entity that becomes a Subsidiary after the adoption of this Plan) or any member of the Board, whether or not the Board member is employed by the Company or a Subsidiary, is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that the person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary.

4.02    Limited Eligibility for Incentive Stock Options
Incentive Stock Options may be granted only to persons who are employees of the Company or a “subsidiary,” as defined in Code Section 424(f), on the date of grant.

ARTICLE V

Common Stock Subject to Plan

5.01    Common Stock Issued or Delivered
Common Stock to be delivered by the Company under a Stock Award, in settlement of an award of Performance Shares or Performance Units, or by exercise of an Option to a Participant (or the Participant’s successor in interest or personal representative or, if the Participant so directs, broker) will be:

(a)    from the Company’s authorized but unissued Common Stock; or

(b)    outstanding Common Stock acquired by or on behalf of the Company in the name of a Participant (or the Participant’s successor in interest, personal representative or broker); or

(c)    a combination of (a) and (b).

5.02    Maximum Shares Available
(a)    Aggregate Limit
No more than 16,500,000 shares of Common Stock may be issued or acquired and delivered under this Plan through the exercise of Options, the grant of Stock Awards, and the settlement of Performance Shares and Performance Units. This maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is subject to adjustment under Article X. The actual number of shares of Common Stock issued or acquired and delivered under the Plan is determined under Section 5.03.

(b)    Limit on Awards to Non-Employee Directors
The total number of shares of Common Stock issued or acquired and delivered under the Plan to members of the Board who are not employees of the Company or a Subsidiary cannot exceed 100,000 shares.

5.03    Reallocation of Shares
(a)    Termination of Award
If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares allocated to the termination Option or termination portion may be reallocated to other Options, Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the terminated Stock Award or terminated portion may be reallocated to other Options, Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with cash, shares of Common Stock, or a combination of cash and shares, the number of shares allocated to the terminated Performance Share award or termination portion may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Units is terminated, in whole or in part, for any reason other than its settlement with shares of Common Stock, the number of shares allocated to the Performance Unit award or portion thereof may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

(b)    Reallocation Prohibited
Shares of Common Stock that would otherwise be issued or delivered under the Plan but are not issued or delivered because the shares are:

(i)    Tendered in full or partial payment of any Option price;

(ii)    Tendered or withheld by the Company in satisfaction of tax withholding obligations; or

(iii)     Repurchased by the Company with Option proceeds.

may not be reallocated to other Options, Performance Shares, Performance Units, or Stock Awards to be granted under the Plan. Any shares of Common Stock not issued or delivered under (i), (ii), or (iii) are treated as shares of Common Stock issued or delivered under the Plan for purposes of the limits in Section 5.02.

ARTICLE VI

Options

6.01    Terms of Award
The Administrator will designate each individual to whom an Option is to be granted. The Agreement for the Option will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 6.02;

(b)    the exercise price of the Option, subject to Section 6.03;

(c)    the earliest date when the Option can be exercised, subject to Section 6.04;

(d)    the maximum exercise period of the Option, subject to Section 6.05;

(e)    whether the Option is transferable as permitted under Section 6.07;

(f)    any specific terms regarding exercise of the Option permitted under Section 6.09; and

(g)    any specific terms regarding payment permitted under Section 6.10.

6.02    Maximum Number of Shares
No Participant may be granted Options in any calendar year covering more than 500,000 shares of Common Stock.

6.03    Option Price
The price per share for shares of Common Stock purchased on the exercise of an Option will be determined by the Administrator on the date of grant and cannot be less than the Fair Market Value on the date the Option is granted.

6.04    Earliest Exercise Date
The earliest date on which the Participant may exercise an Option will be determined by the Administrator on the date of grant. However, the Administrator may not permit a Participant to exercise any Options covered by the Agreement earlier than as follows:

(a)    before one year after the date the Options were granted, no Options may be exercised;

(b)    at least one year after and before two years after the date the Options were granted, Options for 1/3 of the shares covered by the Agreement may be exercised;

(c)    at least two years after and before three years after the date the Options were granted, Options for 2/3 of the shares covered by the Agreement may be exercised; and

(d)    at least three years after the date the Options were granted, Options for all of the shares covered by the Agreement may be exercised.

6.05    Maximum Option Period
The maximum period in which an Option may be exercised will be determined by the Administrator on the date of grant. However, no Option is exercisable more than 10 years after the date the Option was granted.

6.06    Non-transferability
Except as provided in Section 6.07, each Option granted under this Plan is non-transferable except by will or by the laws of descent and distribution. Except as provided in Section 6.07, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option is liable for, or subject to, any lien, obligation, or liability of the Participant.

6.07    Transferable Options
If the Agreement provides, an Option that is not an Incentive Stock Option may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of an Option transferred under this Section is bound by the same terms and conditions that governed the Option during the period that it was held by the Participant, except this Section 6.07. The transferee may not transfer the Option except by will or the laws of descent and distribution.

6.08    Status as Employee or Director
For purposes of determining the applicability of Code Section 422 (relating to Incentive Stock Options), or if the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

6.09    Exercise
Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at times and in compliance with requirements as the Administrator determines. However, Incentive Stock Options (granted under the Plan and all plans of the Company and its subsidiary corporations, as those terms are defined in Code Section 424) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option does not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.10    Payment of Option Price
Subject to rules established by the Administrator and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in:

(a)    cash or a cash equivalent acceptable to the Administrator; or

(b)    unrestricted shares of Common Stock previously acquired by the Participant and, if those shares were acquired from the Company, that have been held by the Participant for at least six months.

If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalents and the Fair Market Value (determined as of the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised. Payment in “cash” or “cash equivalents” includes delivery of cash or cash equivalents by a broker under a “cashless exercise” arrangement at the time of exercise or following the sale of shares to which the exercise relates. Any shares of Common Stock used to pay any part of the Option price will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

6.11    Shareholder Rights
No Participant has any rights as a shareholder with respect to shares subject to the Participant’s Option until the date the Option is exercised.

6.12    Disposition of Shares
A Participant will notify the Company of any sale or other disposition of shares acquired under an Option that was an Incentive Stock Option if the sale or disposition occurs:

(a)    within two years of the grant of the Option; or

(b)    within one year of the issuance of shares to the Participant.

The notice must be in writing and directed to the Corporate Secretary of the Company.

6.13    Restriction on Repricing and Purchasing Options
Without prior shareholder approval:

(a)    the Administrator is not permitted to authorize the amendment of any outstanding Option to reduce the Option price;

(b)    an Option cannot be cancelled and replaced with new awards having a lower Option price, where the economic effect would be the same as reducing the Option price of the Option; and

(c)    at any time when the Option price of a previously granted Option is above the Fair Market Value of one share of Common Stock, the Administrator is not permitted to offer to purchase the previously granted Option for a cash payment in substitution for or upon the cancellation of the Option.

6.14    Incentive Stock Options
No Option that is intended to be an Incentive Stock Option is invalid for failure to qualify as an Incentive Stock Option.

ARTICLE VII

Stock Awards

7.01    Award
The Administrator will designate each individual to whom a Stock Award is to be made. The Agreement for the Stock Award will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 7.02;

(b)    when the Stock Award vests, subject to Section 7.03; and

(c)    any Performance Objectives to which the Stock Award is subject, as described in Section 7.04.

7.02    Maximum Number of Shares
No Participant may receive Stock Awards in any calendar year for more than 150,000 shares of Common Stock.

7.03    Vesting
The Administrator, on the date of the award, may prescribe that a Participant’s rights in a Stock Award will be forfeitable or otherwise restricted for a period of time. The Administrator generally may not provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than three years after the date of the award. In special situations, such as awards to newly hired Participants or Participants reasonably expected to retire in less than three years, the Administrator may provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than three years after the date of the award. In no event, however, may the Administrator provide that a Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than one year after the date of the award.

7.04    Performance Objectives
In addition to any vesting of a Stock Award imposed under Section 7.03, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on Performance Objectives. In cases where a Stock Award will become non-forfeitable and transferable only upon the attainment of Performance Objectives and satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, then the shares subject to the Stock Award will become non-forfeitable and transferable only to the extent that the Committee certifies that the Performance Objectives have been attained.

7.05    Status as Employee or Director
If the terms of any Stock Award provide that shares become transferable and non-forfeitable only after completion of a specified period of employment or Board service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

7.06    Shareholder Rights
Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted under the Stock Award may be forfeited or are non-transferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares. However, during that period:

(a)    a Participant may not sell, transfer, pledge, exchange or otherwise dispose of shares granted under a Stock Award;

(b)    the Company will retain custody of the certificates evidencing shares granted under a Stock Award; and

(c)    if requested by the Administrator, the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.

After the shares granted under the Stock Award are transferable and no longer forfeitable, the above limitations will not apply. The Company will deliver to the Participant certificates evidencing shares of Common Stock subject to the award as soon thereafter as possible.

ARTICLE VIII

Performance Share Awards

8.01    Award
The Administrator will designate each individual to whom an award of Performance Shares is to be made. The Agreement for the award of Performance Shares will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 8.02;

(b)    when the Performance Shares vest, subject to Section 8.03;

(c)    any Performance Objectives to which the Performance Shares are subject, as described in Section 8.04;

(d)    any shareholder rights granted to the Participant under Section 8.06; and

(e)    whether the Performance Shares are transferable under Section 8.08.

8.02    Maximum Number of Shares

No Participant may receive awards of Performance Shares in any calendar year for more than 300,000 shares of Common Stock (based on the maximum possible payout under the awards).

8.03    Vesting
The Administrator, on the date of the grant, may prescribe that a Participant’s rights in Performance Shares will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Shares become non-forfeitable earlier than one year after the date of the award.

8.04    Performance Objectives
The Administrator, on the date of the grant of an award, may prescribe that all or a portion of the Performance Shares will be earned, and the Participant will be entitled to receive a payment under the award of Performance Shares, only upon the satisfaction of Performance Objectives during a performance measurement period of at least one year, or other criteria prescribed by the Administrator. With respect to Performance Shares that will be earned only upon satisfaction of Performance Objectives, and as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Shares only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

8.05    Payment
In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Shares is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Shares that has been earned will be settled.

8.06    Shareholder Rights
No Participant, as a result of receiving an award of Performance Shares, has any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled in shares of Common Stock. After an award of Performance Shares is earned and settled in shares, a Participant will have all the rights of a shareholder as described in Section 7.06. However, all Agreements awarding Performance Shares after December 31, 2009 must provide that dividend equivalents with respect to the award will not be paid before the Performance Shares are earned and vested. During the period beginning on the date the Performance Shares are awarded and ending on the certification date of the Performance Objectives, the number of Performance Shares awarded will be increased, assuming full dividend reinvestment at the Fair Market Value on the dividend payment date. The cumulative number of Performance Shares will be adjusted to determine the final payment based on the Performance Objectives as certified by the Committee. The final adjusted number of Performance Shares will be paid as provided under Section 8.05.

8.07    Non-Transferability

Except as provided in Section 8.08, Performance Shares granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares is liable for, or subject to, any lien, obligation, or liability of such Participant.

8.08    Transferable Performance Shares
If the Agreement provides, an award of Performance Shares may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of Performance Shares transferred pursuant to this Section is bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant, except this Section 8.08. The transferee may not transfer Performance Shares except by will or the laws of descent and distribution.

8.09    Status as Employee or Director
If the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

ARTICLE IX

Performance Units

9.01    Award
The Administrator will designate each individual to whom an award of Performance Units is to be made. The Agreement for the award of Performance Units will specify:

(a)    the number of Performance Units covered by the award, subject to Section 9.02;

(b)    when the Performance Units vest, subject to Section 9.03;

(c)    the Performance Objectives to which the Performance Units are subject, as described in Section 9.04; and

(d)    whether the Performance Units are transferable under Section 9.07.

9.02    Maximum Number of Units
No Participant may receive an award of more than 1,000,000 Performance Units in any calendar year.

9.03    Vesting
The Administrator, on the date of the award, may prescribe that a Participant’s rights in Performance Units will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Units become non-forfeitable earlier than one year after the date of the award.

9.04    Performance Objectives
The Administrator, on the date of grant of an award, will prescribe that all or a portion of the Performance Units will be earned and the Participant will be entitled to receive a payment under the award of Performance Units, only upon the satisfaction of Performance Objectives and other criteria prescribed by the Administrator during a performance measurement period of at least one year. With respect to Performance Units as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Units only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

9.05    Payment
In the discretion of the Administrator, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Units is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Units that has been earned will be settled.

9.06    Non-Transferability
Except as provided in Section 9.07, Performance Units granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an award of Performance Units is liable for, or subject to, any lien, obligation, or liability of such Participant.

9.07    Transferable Performance Units
If provided in an Agreement, an award of Performance Units may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions as may be permitted under Rule 16b-3. The holder of Performance Units transferred under this Section is bound by the same terms and conditions that governed the Performance Units during the period that it was held by the Participant, except this Section 9.07. The transferee may not transfer the Performance Units except by will or the laws of descent and distribution.

9.08    Status as Employee or Director
If the terms of an award of Performance Units provide that a payment will be made only if the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons will not be deemed interruptions of continuous employment or Board service.

9.09    Shareholder Rights
No Participant, as a result of receiving an award of Performance Units, has any rights as a shareholder of the Company or any Subsidiary on account of the award.

ARTICLE X

Adjustment Upon Change in Common Stock

10.01    Equitable Adjustments
(a)    Events Resulting in Adjustments
If any of the following events occurs, the Committee will make the adjustments described in Section 10.01(b):

(i)    the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares;

(ii)    the Company engages in any transaction to which Section 424 of the Code applies; or

(iii)    there occurs any other event that, in the judgment of the Committee, necessitates adjustments.

(b)    Adjustments
To the extent the Committee determines adjustment is equitably required, the Committee will adjust the following, subject to Section 10.01(c):

(i)    the maximum number and kind of shares as to which Options, Stock Awards, Performance Shares, and Performance Units may be granted;

(ii)    the terms of outstanding Stock Awards, Options, Performance Shares, Performance Units; and

(iii)    the per individual limitations on the number of shares of Common Stock for which Options, Performance Shares, Performance Units and Stock Awards may be granted.

(c)    Limitation on Adjustments
The Committee in its sole discretion may elect not to adjust Performance Objectives under any award if it determines that the adjustment would cause the award to cease to qualify as performance-based compensation under Code Section 162(m).

(d)    Replacement of Awards
The Committee may provide for the replacement of any outstanding awards under the Plan (or any portion of any award) with alternative consideration (including, without limitation, cash) as the Committee in good faith determines to be equitable under the circumstances. The Committee may require, in connection with any replacement, the surrender of all awards so replaced.

(e)    Authority of Committee
Any determination, adjustment, or replacement made by the Committee under this Section 10.01 is final and conclusive.

10.02    Affect of Issuance of Stock
No adjustments described in Section 10.01(b) will be made as a result of the issuance by the Company of stock of any class or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe for the stock or securities, or upon conversion of stock or obligations of the Company convertible into stock or other securities.

10.03    Substitution of Awards
The Committee may make Stock Awards and may grant Options, Performance Shares, and Performance Units in substitution for performance shares, phantom shares, stock awards, stock options, or similar awards held by an individual who becomes an employee or director of the Company or a Subsidiary in connection with a transaction described in Section 10.01(a). Subject to the requirements of Section 5.02, the terms of the substituted Stock Awards, Options, Performance Shares or Performance Units will be as the Committee, in its discretion, determines appropriate.

ARTICLE XI

Compliance With Law and Approval of Regulatory Bodies

11.01    Required Compliance
No Option will be exercisable, no shares of Common Stock will be issued, no certificates for shares of Common Stock will be delivered, and no payment will be made under this Plan except in compliance with:

(a)    all applicable Federal and state laws and regulations (including, without limitation, withholding tax requirements);

(b)    any listing agreement to which the Company is a party; and

(c)    the rules of all domestic stock exchanges on which the Company’s shares may be listed.

The Company has the right to rely on an opinion of its counsel as to compliance with the above.

11.02    Legends on Stock Certificates
Any stock certificate issued to evidence shares of Common Stock:

(a)    when a Stock Award is granted;

(b)    when a Performance Share or Performance Unit is settled; or

(c)    for which an Option is exercised

may bear legends and statements the Administrator deems advisable to assure compliance with Federal and state laws and regulations.

11.03    Prior Regulatory Approval
Until the Company has obtained any consent or approval deemed advisable by the Administrator from regulatory bodies having jurisdiction over the Plan:

(a)    no Option will be exercisable;

(b)    no Stock Award, Performance Shares or Performance Units will be granted;

(c)    no shares of Common Stock will be issued;

(d)    no certificate for shares of Common Stock will be delivered; and

(e)    no payment will be made

under this Plan.

ARTICLE XII

Change in Control Provisions

12.01    Effect on Awards

(a)    Subject to Section 13.09, the following provisions govern the treatment of an outstanding award under this Plan upon a Change in Control if the award is not continued under Section 12.02(a) and is not substituted under Section 12.02(b):

(i)    Options
Each outstanding Option is fully exercisable (in whole or in part at the discretion of the holder) on and after a Control Change Date.

(ii)    Stock Awards
Each outstanding Stock Award is transferable and non-forfeitable on and after a Control Change Date without regard to whether any Performance Objectives or other conditions to which the award is subject have been met.

(iii)    Performance Shares
Each outstanding Performance Share award is earned as of a Control Change Date and will be settled as soon thereafter as practicable.

(iv)    Performance Units
All outstanding Performance Units are earned as of a Control Change Date and will be settled as soon thereafter as possible.

(b)    Subject to Section 13.09, the following provisions govern the treatment of an outstanding award under this Plan upon a Change in Control if the award is continued under Section 12.02(a) or substituted under Section 12.02(b):

(i)    Options
Each outstanding Option is fully exercisable (in whole or in part at the discretion of the holder) on and after the earlier of:

(A)    The date specified in the Award Agreement; or

(B)    The Participant’s Change in Control Termination.

(ii)    Stock Awards
Each outstanding Stock Award is transferable and non-forfeitable on and after the earlier of:

(A)    The date specified in the Award Agreement; or

(B)    The Participant’s Change in Control Termination without regard to whether any Performance Objectives or other conditions to which the award is subject have been met.

(iii)    Performance Shares
Each outstanding Performance Share award is earned as of the earlier of:

(A)    The date specified in the Award Agreement; or

(B)    The Participant’s Change in Control Termination, and will be settled as soon thereafter as practicable.

(iv)    Performance Units
Each outstanding Performance Unit Award is earned as of the earlier of:

(A)    The date specified in the Award Agreement; or

(B)    The Participant’s Change in Control Termination, and will be settled as soon thereafter as practicable.

(c)    Definitions
For purposes of this Article XII:

(i)    Change in Control Termination. A Participant has a Change in Control Termination if:

(A)    The Participant’s employment is terminated by the Company or a Subsidiary during the Severance Period other than:

(I)     because of the Participant’s death;

(II)    because the Participant became permanently disabled within the meaning of, and began receiving disability benefits under, the Company or Subsidiary sponsored long-term disability plan in effect for, or applicable to, the Participant immediately prior to the Change in Control;

(III)    under any mandatory retirement policy of the Company or a Subsidiary; or

(IV)    for Cause;

or

(B)    The Participant terminates his or her employment during the Severance Period for Good Reason, regardless of whether any other reason, other than Cause, for the Participant’s termination exists or has occurred, including other employment.

(ii)    Severance Period. A Severance Period resulting from a Change in Control is the period beginning on the date the Change in Control occurs and ending on the earliest of:

(A)	The second anniversary of the Change in Control;

(B)	The Participant’s 65th birthday, if the Participant is subject to the DTE Energy Mandatory Retirement Policy; or

(C)	The Participant’s death.

(iii)    Good Reason. A Participant terminates employment for Good Reason if the Participant terminates his or her employment during the Severance Period following the occurrence of any of the following events during the Severance Period:

(A)    Failure to elect or reelect to the office, or otherwise maintain the Participant in a position within the same or higher Executive Grouping Level (as in existence prior to the Change in Control) with the Company and/or a

Subsidiary, as applicable, which the Participant held immediately prior to the Change in Control, or the removal of the Participant as Chairman of the Company (or any successor to the Company) if the Participant was Chairman of the Company immediately prior to the Change in Control;

(B)    A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and its Subsidiaries as compared to other executives in the same Executive Grouping Level within the Company or the Subsidiary which the Participant held immediately prior to the Change in Control;

(C)    A reduction in the Participant’s Base Pay or the opportunity to earn Incentive Pay from the Company, its Subsidiaries or the failure to pay the Participant Base Pay or Incentive Pay earned when due;

(D)    The termination or denial of the Participant’s rights to Employee Benefits or a material reduction in the aggregate scope or value of Employee Benefits (unless, in the case of Welfare Benefits or Pension Benefits the termination, denial or reduction applies to all similarly situated employees of the Company and its Subsidiaries), any of which is not remedied by the Company within 10 calendar days after the Company receives written notice from the Participant of the change, reduction or termination;

(E)    Without the Participant’s prior written consent, the Company:

(I)    Requires the Participant to change the Participant’s principal location of work to any location that is in excess of 300 miles from the location immediately prior to the Change in Control; or

(II)    Requires the Participant to travel away from the Participant’s office in the course of discharging the Participant’s responsibilities or duties at least 40% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than the average number of travel days per calendar year that was required of the Participant in the three full calendar years immediately prior to the Change in Control;

(iv)    Cause. The Participant’s employment will be considered terminated for Cause if prior to termination of the Participant’s employment, the Board reasonably determines, based on a preponderance of the evidence reasonably available to the Board as of the date the Board adopts the resolution described below, that the Participant committed or engaged in:

(A)    an intentional act of fraud, embezzlement or theft at a level that constitutes a felony in connection with the Participant’s duties or in the course of the Participant’s employment with the Company or a Subsidiary, whether or not the Participant is convicted or pleads guilty or nolo contender (no contest) to any related criminal charges;

(B)    Intentional wrongful damage to property of the Company or a Subsidiary;

(C)    Intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary;

(D)    Intentional wrongful engagement in any Competitive Activity;

(E)     Willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company that is not cured within 30 days after the Board delivers to the Participant a written demand for substantial performance specifically identifying the Participant’s failure to perform; or

(F)    Other intentional activity, including but not limited to a breach of the Participant’s fiduciary duties with respect to the Company, a Subsidiary, or any welfare plan or pension plan sponsored by the Company or a Subsidiary;

which, in the reasonable judgment of the Board and based on a preponderance of the evidence available to the Board is significantly detrimental to the reputation, goodwill or business of the Company or significantly disrupts the workplace environment or operation of the Company’s business or administrative activities.

For purposes of this Article XII, no act or failure to act on the part of a Participant will be deemed “intentional” if it was due primarily to an error in the Participant’s judgment or the Participant’s negligence. An act will be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

For purposes of this Article XII, the Participant has not been terminated for Cause unless and until:

(G)    A meeting of the Board is called and held for the purpose of determining if the Participant is to be terminated for Cause; and

(H)    The Participant is given reasonable notice of the meeting and an opportunity to be heard before the Board, with Participant’s counsel if the Participant so chooses; and

(I)    At that meeting the Board finds, in the good faith opinion of the Board, that the Participant has committed an act entitling the Board to terminate the Participant’s employment for Cause; and

(J)    The Participant has been provided a copy of the resolution duly adopted at that meeting by the affirmative vote of not less than three-quarters of the Board then in office and specifying in detail the particulars of the Board’s finding.

The Participant and the Participant’s beneficiaries retain the right to contest the validity or propriety of the Board’s determination that the Participant’s employment was terminated for Cause.

(v)    Competitive Activity. Competitive Activity is a Participant’s direct employment, without the written consent of the Board (or any Committee of the Board to which the Board delegates its authority in writing), in any business or enterprise (including the Participant’s own business or enterprise) if:

(A)    The business or enterprise engages in substantial and direct competition with the Company or any of its Subsidiaries in any state in which the Company or Subsidiary was engaged in business or actively negotiating to enter business as of the Participant’s Change in Control Termination; and

(B)    The business’s or enterprise’s sales of any product or service competitive with any product or service of the Company or any of its Subsidiaries amounted to 10% of the business’s or enterprise’s net sales for its most recently completed fiscal year; and

(C)    the Company’s or Subsidiary’s net sales of the competitive product or service amounted to 10% of the Company’s or Subsidiary’s net sales for its most recently completed fiscal year; and

(D)    The Board determines the Participant’s employment in the business or enterprise is detrimental to the Company or any of its Subsidiaries.

“Competitive Activity” does not include the mere ownership of not more than 10% of the total combined voting power or aggregate value of all classes of stock or other securities in the enterprise and the Participant’s exercise of rights resulting from ownership of the stock.

The Board (or its delegate) has sole discretion and authority to determine if a Participant is engaging in Competitive Activity for purposes of this Article XII. It is the Participant’s responsibility to provide information sufficient for the Board (or its delegate) to make these determinations.

(vi)    Incentive Pay. Incentive Pay is the aggregate annual payments of cash or equity compensation (determined without regard to any deferral election) and annual vesting of equity compensation, in addition to Base Pay, under any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor, providing economic value on an aggregate basis at least as favorable to the Participant, in terms of the amount of benefits, levels of coverage and performance measures and levels of required performance, as the benefits payable prior to the Change in Control.

(vii)    Base Pay. Base Pay is the Participant’s annual base salary (prior to any pre-tax deferrals made under any employee benefit plans of the Company) in effect immediately prior to the Change in Control or immediately prior to the Participant’s Change in Control Termination, if higher.

12.02    Conversion of Outstanding Awards

(a)    Continuation of Plan
If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt and maintain the Plan and to adopt and maintain all outstanding Award Agreements under the existing terms of the Agreement. Equitable adjustments will be made to all outstanding Award Agreements to reflect the Fair Market Value of the Common Stock as of the day before the Control Change Date and to substitute Common Stock subject to Agreements with comparable common stock of the Surviving Entity or Acquiring Entity.

(b)    Substitution of Plan
If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt a comparable equity compensation plan and grant new Awards under that plan in substitution for outstanding Awards under this Plan. The fair market value of the common stock of the Surviving Entity or Acquiring Entity subject to the substituted Awards will not be less than the Fair Market Value of the Common Stock subject to outstanding Awards under this Plan as of the day before the Control Change Date.

12.03    Settlement of Awards

(a)    Options

(i)    If outstanding Options under this Plan are not continued under Section 12.02(a) and are not substituted under Section 12.02(b) and the Options become exercisable under Section 12.01(a)(i), each Participant with an outstanding Option will be paid, for each share of Common Stock for which the Participant holds an outstanding Option, the excess, if any, of the Fair Market Value of the Common Stock as of the day before the Control Change Date over the exercise price of the Option.

(ii)    If outstanding Options under this Plan are continued under Section 12.02(a) or substituted under Section 12.02(b), and the Options become exercisable under Section 12.01(b)(i)(B), the Participant will be paid, for each share of substituted common stock for which the Participant holds an outstanding Option, the excess, if any, of the Fair Market Value of the substituted common stock as of the day before the Participant’s Change in Control Termination over the exercise price of the Option.

(b)    Stock Awards

(i)    If outstanding Stock Awards under this Plan are not continued under Section 12.02(a) and are not substituted under Section 12.02(b) and the Stock Awards become transferable and non-forfeitable under Section 12.01(a)(ii), each Participant with a Stock Award will be paid, for each share of Common Stock subject to an outstanding Stock Award, the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(ii)    If outstanding Stock Awards under this Plan are continued under Section 12.02(a) or substituted under Section 12.02(b), and the Stock Awards become transferable and non-forfeitable under Section 12.01(b)(ii)(B), the Participant will be paid, for each share of substituted common stock subject to an outstanding Stock Award, the Fair Market Value of the substituted common stock as of the day before the Participant’s Change in Control Termination.

(c)    Performance Shares

(i)    If outstanding Performance Share Awards under this Plan are not continued under Section 12.02(a) and are not substituted under Section 12.02(b) and the Performance Share Awards become earned under Section 12.01(a)(iii), an award is based only on criteria other than Performance Objectives (such as continued service) is earned in full. The amount of a Performance Share Award based on Performance Objectives earned is the greater of the amount that would have been payable on attainment of:

(A)    target levels of performance; or

(B)    actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance. Performance Shares will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(ii)    If outstanding Performance Share Awards under this Plan are continued under Section 12.02(a) or substituted under Section 12.02(b) and the Performance Share Awards become earned under Section 12.01(b)(iii)(B), an award is based only on criteria other than Performance Objectives (such as continued service) is earned in full. The amount of a Performance Share Award based on Performance Objectives earned is the greater of the amount that would have been payable on attainment of:

(A)    target levels of performance; or

(B)    actual levels of performance,

using performance through the date of the Participant’s Change in Control Termination for purposes of determining actual levels of performance. Performance Shares will be settled in cash based on the Fair Market Value of the substituted common stock as of the day before the Participant’s Change in Control Termination.

(d)    Performance Units

(i)    If outstanding Performance Unit Awards under this Plan are not continued under Section 12.02(a) and are not substituted under Section 12.02(b) and the Performance Unit Awards become earned under Section 12.01(a)(iv), the amount earned with respect to each award of Performance Units is the greater of the amount that would have been payable on attainment of:

(A)    target levels of performance; or

(B)    actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance. Performance Units will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(ii)    If outstanding Performance Unit Awards under this Plan are continued under Section 12.02(a) or substituted under Section 12.02(b) and the Performance Unit Awards become earned under Section 12.01(b)(iv)(B), the amount earned with respect to each award of Performance Units is the greater of the amount that would have been payable on attainment of:

(A)    target levels of performance; or

(B)    actual levels of performance,

using performance through the date of the Participant’s Change in Control Termination for purposes of determining actual levels of performance. Performance Units will be settled in cash based on the Fair Market Value of the substituted common stock as of the day before the Participant’s Change in Control Termination.

12.04    Qualified Termination Before Qualified Change-in-Control
(a)    Status as of Change in Control
If an Eligible Executive experiences a Qualified Termination, the Eligible Executive will be treated as if a Change in Control occurred the day before the date of the Eligible Executive’s Qualified Termination.

(b)    Eligible Executive
For purposes of this Section 12.04, an “Eligible Executive” is a Participant who has an effective Change in Control Severance Agreement with the Company at the time of the Participant’s Qualified Termination.

(c)    Qualified Termination
For purposes of this Section 12.04, a Qualified Termination is the Eligible Executive’s involuntary termination that entitles the Eligible Executive to benefits under the Eligible Executive’s Change in Control Severance Agreement, but only if:

(i)    the Executive’s involuntary termination occurs during a Severance Period (as defined in the Eligible Executive’s Change in Control Severance Agreement) resulting from a change in control event under the Change in Control Severance Agreement that precedes and is anticipatory of a second change in control event under the Change in Control Severance Agreement (the “Qualified Severance Period”); and

(ii)    the Executive’s involuntary termination occurs before a Qualified Change-in-Control occurs under this Plan.

(d)    Qualified Change-in-Control
For purposes of this Section 12.04, a Qualified Change-in-Control under this Plan is a Change in Control that:

(i)    occurs after the Eligible Executive’s Qualified Termination; and

(ii)    occurs before the end of the Qualified Severance Period; and

(iii)    is the consummation of the anticipatory event that resulted in the Eligible Executive’s Qualified Severance Period.

(e)    Computation

The outstanding Options held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Options exercised by the Eligible Executive after the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Stock Awards held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Stock Awards that became transferable and non-forfeitable because of the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Performance Shares held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Shares.

The outstanding Performance Units held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Units.

ARTICLE XIII

General Provisions

13.01    Effect on Employment and Service
The adoption of this Plan, the operation of this Plan, or any document describing or referring to this Plan (or any part of this Plan) does not:

(a)    confer on any individual the right to continue in the employ or service of the Company or a Subsidiary; or

(b)    in any way affect any right and power of the Company or a Subsidiary to terminate the employment or service of any individual at any time with or without a reason.

13.02    Unfunded Plan
The Plan is unfunded. The Company is not required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan is based solely on contractual obligations created under this Plan. No obligation of the Company under this Plan is secured by any pledge of, or other encumbrance on, any property of the Company.

13.03    Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience. The reference to any statute, regulation, or other provision of law refers to any amendment to or successor of the provision.

13.04    Restrictions on Transfer of Shares Issued or Delivered
(a)    Company’s Right of First Refusal
An Agreement may provide that the Company has reserved a right of first refusal to purchase the Common Stock acquired on exercise of Options or under a Stock Award or award of Performance Shares or Performance Units at a price equal to the Fair Market Value per share repurchased determined as of the day preceding the day the Company notifies the Participant of its intention to repurchase the shares. If the Company reserves this right, the Participant must comply with the terms of the Agreement and any procedures established by the Administrator prior to any disposition of Common Stock acquired under the Agreement. The Company will have a maximum of five days following the date on which Participant is required to notify the Company of the Participant’s intent to dispose of the Common Stock to advise the Participant whether the Company will purchase the Common Stock.

(b)    Additional Restrictions
An Agreement may provide that the shares of Common Stock to be issued or delivered on exercise of an Option or in settlement of an award of Performance Shares or Performance Units or the shares of Common Stock subject to a Stock Award that are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VII are subject to additional restrictions on transfer.

13.05    Effect of Acceptance of Award
By accepting an award under the Plan, a Participant and the Participant’s successor in interest or personal representative is conclusively deemed to have indicated acceptance or ratification of, and consent to, any action taken under the Plan by the Company or the Administrator.

13.06    Governing Law
The provisions of this Plan will be interpreted and construed in accordance with the laws of the State of Michigan, other than its choice-of-law provisions.

13.07    Coordination with Other Plans
Participation in the Plan does not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary. Treatment of any income realized as a result of the exercise, vesting, or settlement of awards under the Plan for purposes of any Company-sponsored or Subsidiary-sponsored employee pension benefit plan, insurance or other employee benefit programs will be governed by the terms of the other plans or programs.

13.08    Tax Withholding
If required by law, the Company will withhold or cause to be withheld Federal, state and/or local income and employment taxes in connection with the exercise, vesting or settlement of an award under the Plan. Unless otherwise provided in the applicable Agreement, each Participant may satisfy any required tax withholding by any of the following means in any combination:

(a)    a cash payment;

(b)    delivery to the Company of a number of shares of Common Stock previously acquired by the Participant having a Fair Market Value, on the date the tax liability first arises, equal to the tax liability being paid and, if the shares were acquired from the Company, that have been held by the Participant for at least six months; or

(c)    by authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant under the exercise, vesting or settlement of an award either:

(i)    the number of shares of Common Stock having a Fair Market Value, on the date the tax liability first arises, equal to the minimum statutory withholding required for the Participant based on applicable law; or

(ii)    if permitted by the Company, a specified number of shares of Common Stock having a Fair Market Value of not less than the minimum statutory withholding required for the Participant based on applicable law and not more than tax withholding calculated using the maximum statutory tax rates in the applicable jurisdiction.

Any Common Stock delivered to the Company by the Participant or withheld from Common Stock otherwise issuable to the Participant to satisfy any required tax withholding will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

If the amount required is not paid, the Company may refuse to issue or deliver shares or cash under the award.

13.09    Limitation on Benefits
(a)    Purpose of Benefit Limitation
Benefits, payments, accelerated vesting and other rights under this Plan may constitute Parachute Payments subject to the “golden parachute” rules of Code Section 280G and the excise tax under Code Section 4999. It is the Company’s intention to reduce any Parachute Payments if, and only to the extent that, a reduction will allow the affected Participant to receive a greater Net After Tax Amount than the Participant would receive absent a reduction. This Section 13.09 describes how the Company’s intent will be effected.

(b)    Determination of Parachute Payment Amount
The Accounting Firm will first determine the amount of any Parachute Payments payable to a Participant. The Accounting Firm will also determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments. The Accounting Firm will next determine the amount of the Participant’s Capped Parachute Payments. Finally, the Accounting Firm will determine the Net After Tax Amount attributable to the Participant’s Capped Parachute Payments.

(c)    Amount Paid to Participant
That Participant will receive the total Parachute Payments unless the Accounting Firm determines that the Capped Parachute Payments will yield a higher Net After Tax Amount. In that case that Participant will receive the Capped Parachute Payments. If a Participant receives Capped Parachute Payments, the Participant’s benefits, payments, accelerated vesting or other rights under this Plan will be adjusted, if at all, as determined in the sole discretion of the Committee. The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

(d)    Adjustment of Amount Paid
As a result of any uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determination under this Section 13.09, it is possible that amounts will have been paid, vested, earned or distributed that should not have been paid, vested, earned or distributed under this Section 13.09 (“Overpayments”), or that additional amounts should be paid, vested, earned, or distributed under this Section 13.09 (“Underpayments”).

(i)    Overpayment
If the Accounting Firm determines, based on either controlling precedent, substantial authority, or the assertion of a deficiency by the Internal Revenue Service against a Participant or the Company which the Accounting Firm believes has a high probability of success, that an Overpayment has been made, then the Participant is required to:

(A)    pay the Company upon demand the sum of the Overpayment plus interest on the Overpayment at the prime rate provided in Code Section 7872(f)(2) from the date of the Participant’s receipt of the Overpayment until the date of repayment; or
(B)    agree to other arrangements that the Committee determines to be equitable in the circumstances.

The Participant will be required to make the repayment or agree to other arrangements, if, and only to the extent, that the repayment or other arrangement would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(ii)    Underpayment
If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination. The Company will:

(A)    pay the Participant the sum of the Underpayment plus interest on the Underpayment at the prime rate provided in Code Section 7872(f)(2) from the date the Underpayment should have been paid until actual payment; or
(B)    take other action the Committee determines to be equitable in the circumstances.

(e)    Determinations by Accounting Firm
All determinations made by the Accounting Firm under this Section 13.09 are binding on the Participant and the Company. The determinations must be made as soon as practicable but no later than 30 days after a Control Change Date.

(f)    Exclusion from Benefit Limitation
This Section 13.09 does not apply to any Participant entitled to an indemnification of excise taxes incurred under Code Section 4999, by a Change in Control Severance Agreement or other arrangement or agreement with the Company, with respect to Parachute Payments otherwise subject to limitation under this Section 13.09.

13.10    Clawback
(a)    Definitions
For purposes of this Section 13.10:

(i)    Dodd-Frank Act means the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

(ii)    incentive compensation means Options, Stock Awards subject to Performance Objectives under Section 7.04, Performance Shares, and Performance Units (but specifically excludes Stock Awards subject only to vesting under Section 7.03) paid or awarded to a Participant under the Plan.

(b)    Conditions Required for Clawback of Incentive Compensation
Clawback of incentive compensation from a Participant may occur when all three of the following conditions exist:

(i)    The incentive compensation payment or award (or vesting of the award) was based on the achievement of financial results reported on Form 10-Q, Form 10-K, or other report filed with the Securities and Exchange Commission and the financial results were the subject of a subsequent restatement because of the Company’s material noncompliance with any financial reporting requirement under federal securities laws (other than a restatement as a result of a change in applicable accounting principles); and

(ii)    A lower incentive compensation payment or award would have been made to the Participant (or lesser or no vesting of the award would have occurred) based on the restated financial results; and

(iii)    The incentive compensation payment or award or the vesting of the award occurred during the three-year period preceding the date on which the Company was required to prepare the accounting restatement (with that date determined under applicable regulations under the Dodd-Frank Act).

(c)    Clawback of Incentive Compensation
If the Committee determines that the requirements of Section 13.10(b) have been satisfied, the Company may seek to recover from a Participant, in accordance with applicable law and regulations and employing the recovery mechanisms in any Clawback Policy adopted by the Company, the portion of any incentive compensation paid to or received by the Participant for or during the three-year period described in Section 13.10(b)(iii) that is greater than the amount that would have been paid to or received by the Participant if the incentive compensation had been determined based on the restated financial results.

(d)    Adjustment of Outstanding Awards
If the Committee determines that the requirements of Section 13.10(b) have been satisfied, the Committee may cancel, in whole or in part, any outstanding incentive compensation award if the Administrator took the Company’s financial results into account in granting the award and those financial results were reduced in the subsequent restatement.

(e)    Acceptance by Participant
By accepting an award of incentive compensation under the Plan, a Participant (and the Participant’s successor in interest or personal representative) is conclusively deemed to have accepted the requirements of this Section 13.10 and agreed to comply with any clawback of incentive compensation required by this Section 13.10.

ARTICLE XIV

Amendment

14.01    Authority to Amend
The Board may amend this Plan from time to time or terminate it at any time. However, no material amendment to the Plan may become effective until shareholder approval is obtained. A material amendment to the Plan is any amendment that would:

(a)    materially increase the aggregate number of shares of Common Stock that may be issued or delivered under the Plan or that may be issued to a Participant;

(b)    permit the exercise of an Option at an Option price less than the Fair Market Value on the date of grant of the Option or otherwise reduce the price at which an Option is exercisable, either by amendment of an Agreement or substitution with a new Award with a reduced price;

(c)    change the types of awards that may be granted under the Plan;

(d)    expand the classes of persons eligible to receive awards or otherwise participate in the Plan; or

(e)    require approval of the shareholders of the Company to comply with applicable law or the rules of the New York Stock Exchange.

14.02    Participants’ Rights
No amendment or termination may, without a Participant’s consent, adversely affect the rights of the Participant under any Option, any Stock Award, or any award of Performance Shares or Performance Units outstanding at the time the amendment is made or the termination occurs.

ARTICLE XV

Duration of Plan

No Option, Stock Award, Performance Shares, or Performance Units may be granted under this Plan more than 10 years after the earlier of the adoption of the Plan by the Board in 2014 or the Plan’s approval by the Company’s shareholders in 2014. Options, Stock Awards, Performance Shares, and Performance Units granted before that date remain valid in accordance with the terms of their Agreements.

ARTICLE XVI

Effective Date of Plan

Options, Performance Shares and Performance Units may be granted under this Plan upon its adoption by the Board in 2014. However, Options granted under this Plan may not be exercised, Performance Shares and Performance Units granted under this Plan cannot be settled in Common Stock or Cash, and Stock Awards cannot be issued under this Plan until the Plan is approved by the Company’s shareholders at the Company’s 2014 annual meeting of shareholders.